AMENDMENT NO. 4 TO CREDIT AGREEMENT

        THIS AMENDMENT NO. 4 TO CREDIT AGREEMENT (this "Agreement") is made and entered into as of this 28th day of June, 2001, by and among CONE MILLS CORPORATION, a North Carolina corporation (the "Borrower"), BANK OF AMERICA, N.A., a national banking association, each of the Lenders signatory hereto and BANK OF AMERICA, N.A., a national banking association, as Agent (the "Agent") for the Lenders.

                              W I T N E S S E T H:

        WHEREAS, the Borrower, the Agent and the Lenders from time to time party thereto (the Lenders") have entered into that certain Credit Agreement dated as of January 28, 2000, as amended by Amendment No. 1 to Credit Agreement dated as of July 14, 2000, Amendment No. 2 to Credit Agreement dated as of December 12, 2000, and Waiver and Amendment No. 3 to Credit Agreement dated as of April 23, 2001 (as amended hereby and as from time to time further amended, supplemented or replaced, the "Credit Agreement");

        WHEREAS, the Borrower has requested and the Agent and the Lenders have agreed, subject to the terms and conditions of this Agreement, to amend the Credit Agreement pursuant to the terms and conditions herein set forth;

        NOW, THEREFORE, in consideration of the mutual covenants, promises and conditions herein set forth, it is hereby agreed as follows:

        1. Definitions. The term "Credit Agreement" as used herein and in the other Loan Documents shall mean the Credit Agreement as previously and as hereby amended and as from time to time further amended or modified. Unless the context otherwise requires, all capitalized terms used herein without definition shall have the respective meanings provided therefor in the Credit Agreement.

        2.  Amendments to Credit Agreement.

            (a) The definition of "Applicable Margin" in Section 1.1 is hereby deleted and the following new definition is inserted in replacement thereof:

                                     Applicable Margin
        -----------------------------------------------------------------------
                    Base Rate                                  Eurodollar Rate
        -----------------------------------------------------------------------

                     2.00%                                         4.25%


            (b) The definition of "Borrowing Base" in Section 1.1 is amended by (1) deleting the number "45%" in subsection (i) thereof and inserting in lieu thereof the number "85%" and (2) deleting the number "60%" in subsection (ii) thereof and inserting in lieu thereof the number "65%".

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            (c) Subsection (vii) of the definition of "Consolidated
        EBITDA" in Section 1.1 is amended in its entirety so that as amended it reads as follows:

                "(vii) Non-cash Restructuring Charges not to exceed $35,000,000 in Fiscal Year 2001".

            (d) The definition of "Fiscal Quarter" in Section 1.1 is amended by deleting the phrase "and July 1, 2001" at the end thereof and inserting in lieu thereof the phrase ", July 1, 2001, and September 30, 2001".

            (e) The definition of "Fiscal Year" in Section 1.1 is amended by inserting at the end thereof the phrase "and, with respect to fiscal year 2001, the fiscal period ending on December 30, 2001.

            (f) A new definition of "Net Proceeds" is hereby inserted in
        Section 1.1 in the proper alphabetical order to read as follows:

                "Net Proceeds" (a) from any public or private
            offering of any security (including securities evidencing Indebtedness and any Capital Market Transaction) means cash payments received by the Borrower or any Subsidiary therefrom as and when received, net of all legal, accounting, banking and underwriting fees and expenses, commissions, discounts and other issuance expenses incurred in connection therewith and all taxes required to be paid or accrued as a consequence of such issuance; and (b) from any Asset Disposition means cash payments received by the Borrower or any Subsidiary therefrom (including any cash payments received pursuant to any note or other debt security received in connection with any Asset Disposition) as and when received, net of (i) all legal fees and expenses and other fees and expenses paid to third parties and incurred in connection therewith, (ii) all taxes required to be paid or accrued as a consequence of such disposition,
            (iii) all amounts applied to repayment of Indebtedness (other than the Obligations and the Senior Note Obligations) secured by a Lien on the asset or property disposed.

            (g) The definition of "Permitted Asset Dispositions" in
        Section 1.1 is amended in its entirety so that as amended it reads as follows:

                "Permitted Asset Dispositions" means Asset
            Dispositions consisting of (i) dispositions of inventory in the ordinary course of business, (ii) dispositions of property that is substantially worn, damaged, obsolete or, in the judgment of the Borrower, no longer best used or useful in its business or that of any Subsidiary which in the aggregate during any Fiscal Year has a fair market value or book value, whichever is greater, of $1,000,000 or less, (iii) transfers of assets necessary to give effect to merger or consolidation transactions permitted by Section 10.8, (iv) the disposition of cash or Eligible Securities in the ordinary course of management of the investment portfolio of the Borrower and its Subsidiaries, (v) securitization of accounts receivable and related rights pursuant to the Securitization Transaction,
            (vi) the sale or discount without recourse of accounts receivable or notes receivable, or the conversion or exchange of accounts receivable into or for notes receivable in connection with the compromise or collection thereof, each in the ordinary course of business, (vii) dispositions of assets described on Schedule 1.1 hereto, (viii) dispositions of assets described on Schedule 1.1A hereto and (ix) sale and leaseback transactions permitted under Section 10.14."

            (h) The definition of "Stated Termination Date" in Section 1.1 is amended in its entirety so that as amended it reads as follows:

                "Stated Termination Date" means November 7, 2001."

            (i) Section 1.1 is hereby amended by adding a new defined term "Senior Pro Rata Share" which shall read as follows:

                "Senior Pro Rata Share" means, with respect to any Net Proceeds, that amount determined by multiplying the amount of such Net Proceeds by a fraction, (a) the denominator of which shall be the sum of all Obligations (calculated prior to the occurrence and continuation of an Event of Default as the Clawback Amount (as defined in the Senior Debt Intercreditor Agreement) and after the occurrence and during the continuation of an Event of Default as all outstanding Obligations), plus all Senior Note Obligations and (b) the numerator of which shall be all Obligations (calculated prior to the occurrence and continuation of an Event of Default as the Clawback Amount (as defined in the Senior Debt Intercreditor Agreement) and after the occurrence and during the continuation of an Event of Default as all outstanding Obligations).

            (j) The first sentence of Section 2.1(f) is amended in its entirety so that as amended it reads as follows:

                "In addition to any optional reductions of the Total
            Revolving Credit Commitment effected under Section 2.1(e), the Borrower shall make a mandatory prepayment in an amount equal to (i) the Lenders' Senior Pro Rata Share of (A) the Net Proceeds of each Capital Market Transaction of the Borrower or any Subsidiary (other than securities issued to the Borrower or another Subsidiary) permitted, (B) the Net Proceeds of any Asset Dispositions described in clause (vii) of the definition of "Permitted Asset Dispositions", and (C) the Net Proceeds of any Asset Dispositions described in clause (viii) of the definition of "Permitted Asset Dispositions", and (ii) 100% of the proceeds of any other Sharing Payment (as defined in the Senior Debt Intercreditor Agreement) received by the Agent or the Lenders from time to time.

                Each such mandatory prepayment required under Section
            2.1(f)(i)(C) shall be applied to the Priority Senior Obligations (as defined in the Senior Debt Intercreditor Agreement) and to the extent applied to the Revolving Credit Outstanding shall be a permanent reduction in the Total Revolving Credit Commitment to be effective on the date of receipt of such Net Proceeds. Each such mandatory prepayment required under Section 2.1(f)(i)(A) and (B) and Section 2.1(f)(ii)shall be applied as a permanent reduction in the Total Revolving Credit Commitment to be effective on the date of receipt of such Net Proceeds.

                Each mandatory prepayment required under this Section
            2.1(f) shall be made (1) within 10 Business Days after the end of each Fiscal Quarter if the aggregate Net Proceeds received during such Fiscal Quarter (exclusive of amounts paid pursuant to subsection (3) below) are less than $250,000, (2) within 10 Business Days after the date on which the aggregate Net Proceeds received in any Fiscal Quarter (exclusive of amounts paid pursuant to subsection (3) below) exceed $250,0000, and
            (3) within 3 Business Days after the date of receipt of Net Proceeds of $250,000 or more from any individual transaction. Each mandatory prepayment required under this Section 2.1(f) shall include a certificate of an Authorized Representative setting forth in reasonable detail the calculations utilized in computing the amount of such prepayment."

            (k) Section 4.1(a) is amended in its entirety to reads as follows:

                (a) Eurodollar Rate Loans and Base Rate Loans may be
            outstanding at the same time and, so long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option to elect the Type of Loan and the duration of the initial and any subsequent Interest
            Periods and to Convert Revolving Loans in accordance with Sections 2.1(c)(i) and 4.2, as applicable; provided, however,
            (i) there shall not be outstanding at any one time Eurodollar
            Rate Loans having more than ten (10) different Interest
            Periods, (ii) each Eurodollar Rate Loan (including each
            Conversion into and each Continuation as a Eurodollar Rate
            Loan) shall be in an amount of $1,000,000 or, if greater than $1,000,000, an integral multiple of $1,000,000, and (iii) no Eurodollar Rate Loan shall have an Interest Period that extends beyond the Stated Termination Date. If the Agent does not receive a Borrowing Notice or an Interest Rate Selection
            Notice giving notice of election of the duration of an Interest Period or of Conversion of any Loan to or Continuation of a Loan as a Eurodollar Rate Loan by the time prescribed by Sections 2.1(c)(i) and 4.2, as applicable, the Borrower shall be deemed to have elected to obtain or Convert such Loan to (or Continue such Loan as) a Base Rate Loan until the Borrower notifies the Agent in accordance with Section
            4.2. The Borrower shall not be entitled to elect to Continue any Loan as or Convert any Loan into a Eurodollar Rate Loan if a Default or Event of Default shall have occurred and be continuing.

            (l) Section 9.1(j) is hereby amended in its entirety to read as follows:

                "(j) On the last Business Day of each week, the
            Borrower shall deliver to the Agent (i) projected cash flow statements of the Borrower and its Subsidiaries for the 13 week period beginning on such date, (ii) a comparison of the week most recently ended with the amount projected for such week in the statements delivered pursuant to Section 9.1(j)(i) and (iii) an explanation of any material variances (10% or greater) between actual and projected cash flow;"

            (m) Section 10.1(a) is amended by deleting the number "$138,000,000" and inserting in lieu thereof the number "$120,000,000".

            (n) Section 10.1(b) is amended in its entirety so that as amended it reads as follows:

                "(b) Consolidated Leverage Ratio. Permit the
            Consolidated Leverage Ratio to be more than (i) 8.75 to 1.00 as of the end of the Four Quarter Period ending on July 1, 2001 and (ii) 9.90 to 1.00 as of the end of the Four Quarter Period ending on September 30, 2001."

            (o) Section 10.1(c) is amended in its entirety so that as amended it reads as follows:

                "(c) Consolidated Interest Coverage Ratio. Permit the
            Consolidated Interest Coverage Ratio to be less than (i) 1.25 to 1.00 as of the end of the Four Quarter Period ending on July 1, 2001 and (ii) 1.10 to 1.00 as of the end of the Four Quarter Period ending on September 30, 2001."

            (p) Section 10.1(d) is amended in its entirety so that as amended it reads as follows:

                "(d) Consolidated EBITDA. Permit Consolidated EBITDA
            to be less than (i) $25,000,000 for the Four Quarter Period ending on July 1, 2001 and (ii) $23,500,000 for the Four Quarter Period ending on September 30, 2001."

            (q) A new Section 10.1(e) is hereby added to Section 10.1 to read as follows:

                "(e) Permit Non-cash Restructuring Charges to be
            greater than $35,000,000 in Fiscal Year 2001."

            (r) Section 10.2 is amended in its entirety so that as amended it reads as follows:

                "10.2 Acquisitions. Enter into any agreement,
            contract, binding commitment or other arrangement providing for any Acquisition, or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition."

            (s) Section 10.3 is amended in its entirety so that as amended it reads as follows:

                "10.3  Capital  Expenditures. (a) Make or become committed to make U.S. Capital Expenditures which exceed $10,000,000 in Fiscal Year 2001.

                (b) Make or become committed to make Mexican Capital
            Expenditures unless (i) no Default or Event of Default has occurred and is continuing, (ii) such Mexican Capital Expenditures are only for the purpose of purchasing the certain real property in Altamira, Mexico and making certain improvements thereto and (iii) such Mexican Capital expenditures do not exceed $200,000 in Fiscal Year 2001."

            (t) Section 10.5(d) is hereby amended by deleting the Dollar amount "$10,000,000" and inserting in lieu thereof the Dollar amount "$0".

            (u) Section 10.5(f) is hereby amended by deleting the Dollar amount "$5,000,000" and inserting in lieu thereof the Dollar amount "$0".

            (v) Section 10.7(g) is amended in its entirety so that as amended it reads as follows:

                "(g)  investments  made at such  time as no  Default  or Event of Default shall have occurred and be continuing relating to the site in Altamira, Mexico (at which site the Borrower intends to construct a denim manufacturing facility), not in excess of $2,700,000 in Fiscal Year 2001."

            (w) A new Schedule 1.1A is hereby added to the Credit Agreement to read as Schedule 1.1A attached hereto.

        3. Amendment Fee. On the date hereof the Borrower shall pay to the Agent for the pro rata benefit of the Lenders party hereto an Amendment Fee equal to $73,000.

        4. Guarantors. Each of the Guarantors has joined into the execution of this Agreement for the purpose of consenting to the amendment contained herein and reaffirming its guaranty of the Obligations as amended by the terms of this Agreement.

        5. Borrower's Representations and Warranties. The Borrower hereby represents, warrants and certifies that:

            (a) The representations and warranties made by it in Article
        VIII of the Credit Agreement are true on and as of the date hereof before and after giving effect to this Agreement except that the financial statements referred to in Section 8.6(a) shall be those most recently furnished to each Lender pursuant to Section 9.1(a) and (b) of the Credit Agreement;

            (b) The Borrower has the power and authority to execute and perform this Agreement and has taken all action required for the lawful execution, delivery and performance thereof;

            (c) Except as has been disclosed to the Agent and the Lenders in writing, there has been no material adverse change in the condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole, since the date of the most recent financial reports of the Borrower received by each Lender under Section 9.1(a) of the Credit Agreement after giving effect to the transaction contemplated by this Agreement;

            (d) The business and properties of the Borrower and its Subsidiaries are not, and since the date of the most recent financial report of the Borrower and its Subsidiaries received by the Agent under
        Section 9.1(a) of the Credit Agreement have not been, adversely affected in any substantial way as the result of any fire, explosion, earthquake, accident, strike, lockout, combination of workmen, flood, embargo, riot, activities of armed forces, war or acts of God or the public enemy, or cancellation or loss of any major contracts; and

            (e) No Default or Event of Default has occurred and is continuing.

        6. Entire Agreement. This Agreement sets forth the entire understanding and agreement of the parties hereto in relation to the subject matter hereof and supersedes any prior negotiations and agreements among the parties relative to such subject matter. None of the terms or conditions of this Agreement may be changed, modified, waived or canceled orally or otherwise, except by writing, signed by all the parties hereto, specifying such change, modification, waiver or cancellation of such terms or conditions, or of any proceeding or succeeding breach thereof.

        7. Full Force and Effect of Amendment. Except as hereby specifically amended, modified or supplemented, the Credit Agreement and all of the other Loan Documents are hereby confirmed and ratified in all respects and shall remain in full force and effect according to their respective terms.

        8. Counterparts. This Agreement may be executed in any number of counterparts and all the counterparts taken together shall be deemed to constitute one and the same instrument.

        9. Enforceability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.

        10. Credit Agreement and Other Loan Documents. All references in any of the Loan Documents to the "Credit Agreement" shall mean the Credit Agreement as amended hereby.

        11. Condition to Effectiveness. This Agreement shall become effective as of the date hereof provided the Agent shall have received (a) the Amendment Fee and (b) at least one executed copy, certified by the Borrower, of each of (i) an amendment to the Senior Note Agreement containing substantially the same amendments as are contained herein and otherwise in form and substance acceptable to the Agent and in full force and effect and (ii) the approval letter required under the Securitization Intercreditor Agreement.

                            [Signature pages follow.]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.


                                  BORROWER:

                                  CONE MILLS CORPORATION


                                  By: /s/ Gary L. Smith
                                  Name: Gary L. Smith
                                  Title: Exec. Vice President & CFO


                                  GUARANTORS:

                                  CIPCO S.C., INC.

                                  By:  /s/ Gary L. Smith
                                  Name: Gary L. Smith
                                  Title: Vice President


                                  CONE FOREIGN TRADING LLC

                                  By:  /s/Gary L. Smith
                                  Name: Gary L. Smith
                                  Title:  Exec. Vice President & CFO


                                  AGENT:

                                  BANK OF AMERICA, N.A. as Agent for the Lenders

                                  By:  /s/John F. Register
                                  Name:  John F. Register
                                  Title:  Principal


                          Signature Page 1 of 2

                                  LENDERS:

                                  BANK OF AMERICA, N.A.

                                  By: /s/John F. Register
                                  Name: John F. Register
                                  Title: Principal



                                  FIRST UNION NATIONAL BANK

                                  By: /s/Tom Bohrer
                                  Name:  Tom Bohrer
                                  Title:  Vice President


                                  WACHOVIA BANK, N.A.

                                  By: /s/Charlene A. Johnson
                                  Name:  Charlene A. Johnson
                                  Title: Senior Vice President


                                  SUNTRUST BANK

                                  By: /s/ Samuel M. Ballesteros
                                  Name: Samuel M. Ballesteros
                                  Title: Director


                                  MORGAN GUARANTY TRUST COMPANY OF NEW YORK

                                  By: /s/ Michael J. Gibbons
                                  Name: Michael J. Gibbons
                                  Title: Managing Director

                         Signature Page 2 of 2

                                  Schedule 1.1A

                        Disposition of Additional Assets

The expected value of net proceeds on the disposition of fixed assets under Cone's 2001 Reinvention Plan is $10,813,000 as shown below. The total excludes assets listed on Schedule 1.1; $349,000 for Salisbury warehouse sold in June 2001 and estimated $590,000 from auction of remaining Salisbury equipment in late July with proceeds expected in third quarter of 2001. Total expected value of proceeds from the plan $11,752,000.

1)       Haynes Plant
         -  80 Nissan SC looms, 10 Sulzer P7200's, 90 LA51 Nissan looms
         -  EV of proceeds = $1,089,000
         -  Target timeline:  in 2001

2)       Florence Plant
         -  Equipment sold post closing - slashers
         -  EV of proceeds = $80,000
         -  Target timeline:   2002

3)       Raytex Plant
         -  Equipment
         -  EV of proceeds = $3,720,000
         -  Target timeline: July 2001 - December 2002

         -  Land & Building
         -  EV of proceeds = $2,933,000
         - Target timeline: Sale to Seiren Corp in 2001 or 2002/2003 to other buyers

4)       Greensboro land - Proximity site
         - 28 acres on Maple Street in Greensboro NC, corner of Wendover & Yanceyville
         -  EV of proceeds = $2,080,000
         -  Target timeline: December 2001 - December 2002

5)       Greensboro land - behind White Oak
         -  13 acres of land on the SW corner of Summit Avenue and 16th Street
         -  EV of proceeds = $500,000
         -  Target timeline: December 2001

6)       Greensboro land - behind wastewater treatment facility - odor issues
         -  45 acres of land on Summit Avenue in Greensboro
         -  EV of proceeds = $372,000
         -  Target timeline: December 2001

7)       Miscellaneous land
         -  Rutherford County - Cotton Mill Cafe land
         -  EV of proceeds = $6,000
         -  Target timeline: 2001 - needed releases

         -  Rutherford County - Padgett land
         -  EV of proceeds = $23,000
         -  Target timeline: 2001 - needed releases

         -  Salisbury - 6.5 acres Town Creek flood plain
         -  EV of proceeds = $10,000
         -  Target timeline: 2001